Press Release

iStar Reports Third Quarter 2021 Results

NEW YORK, November 2, 2021

iStar Inc. (NYSE: STAR) today reported results for the third quarter ended September 30, 2021.

Highlights for the quarter include:

o	Net income of $121.9 million or $1.51 per diluted common share
o	Adjusted earnings of $141.3 million or $1.76 per diluted common share
o	$125 million of gains during the quarter, comprised of:
o	$49 million of gains from $246 million of legacy asset sales
o	$60 million gain related to the reduced percentage ownership in Safehold following its equity offering
o	$16 million of other gains
o	$60 million of STAR stock repurchases, totaling 2.4 million shares
o	$53 million of additional investment in SAFE

“iStar made significant progress in the third quarter, simplifying our portfolio and continuing to help scale Safehold and our ground lease-adjacent businesses,” said Jay Sugarman, Chairman and Chief Executive Officer. “We were pleased to see the positive impact on our earnings and share price during the quarter, and remain focused on highlighting the value in our portfolio going forward.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	844.291.5490
International:	409.207.6993
Access Code:	9561135

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on November 2, 2021 through 12:00 a.m. ET on November 16, 2021 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	1463546

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com